Exhibit (a)(4)

Letter to Brokers and Dealers with respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Myogen, Inc.

by

Mustang Merger Sub, Inc.,

a wholly-owned subsidiary of

Gilead Sciences, Inc.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 10, 2006, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

October 16, 2006

To Brokers, Dealers, Banks,

Trust Companies and other Nominees:

We have been engaged by Mustang Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Myogen, Inc., a Delaware corporation (“Myogen”), at a price of $52.50 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated October 16, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company, N.A. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer must tender their Shares according to the guaranteed delivery procedure set forth in the Section 2 of Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.    The Offer to Purchase dated October 16, 2006;

2.    The Letter of Transmittal to be used by stockholders of Myogen to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares);

3.    A letter to stockholders of Myogen from the Chairman of the Board, President and Chief Executive Officer of Myogen accompanied by Myogen’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Myogen, which includes the recommendation of Myogen’s board of directors that Myogen stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4.    A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.    Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.    Return envelope addressed to Computershare Trust Company, N.A. as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, November 10, 2006, unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date of the Offer, that number of Shares that, together with any shares of Myogen common stock then owned by Gilead or the Purchaser, represent greater than 50% of the “Adjusted Outstanding Share Number”, which is defined as the sum of all then-outstanding shares of Myogen common stock, plus, at the election of Gilead, an additional number of shares of Myogen common stock up to but not exceeding the aggregate number of shares of Myogen common stock issuable upon the exercise of (i) all outstanding options that are vested or that will be vested immediately after the acceptance of such shares for payment, (ii) all outstanding warrants to acquire Myogen common stock, and (iii) all other outstanding rights to acquire Myogen common stock upon exercise or conversion thereof and that are vested or that will be vested immediately after the acceptance of such shares for payment. The foregoing condition is referred to as the “Minimum Condition” in the Offer to Purchase. The Offer is subject to certain other conditions described in Sections 1 and 13 of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2006 (the “Merger Agreement”), by and among Gilead, the Purchaser and Myogen pursuant to which, following the purchase of shares of Myogen common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Myogen (the “Merger”), with Myogen surviving the Merger as a wholly- owned subsidiary of Gilead. As a result of the Merger, each outstanding Share (other than Shares owned by Gilead, the Purchaser, Myogen or any wholly-owned subsidiary of Gilead, the Purchaser or Myogen, or by any stockholder of Myogen who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

The Myogen board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Myogen’s stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein; and (3) resolved to recommend that Myogen’s stockholders accept the Offer, tender their shares of Myogen common stock to the Purchaser pursuant to the Offer and, if required by Delaware law, vote their shares of Myogen common stock in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of Delaware law.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase), must be received by the Depositary prior to the Expiration Date of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

Neither the Purchaser nor Gilead will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at its address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

GEORGESON INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, GILEAD, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.